Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intersil Corporation:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑88208, 333‑117890, 333‑166391, 333‑163448, 333‑161906, 333‑151374, 333‑65804, 333‑31094, 333‑174249, 333‑183065, 333‑187618, and 333‑198318) of Intersil Corporation of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Intersil Corporation as of December 30, 2016 and January 1, 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 30, 2016, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2016, which reports appear in the December 30, 2016 annual report on Form 10‑K of Intersil Corporation.

/s/ KPMG LLP

Santa Clara, California
February 17, 2017